Exhibit 99.2

Financial News

What kind of business does well in China during a quarantine?

Tom Teodorczuk

9 March 2020

Unlikely winner from coronavirus

The fallout from the coronavirus continues to hit global economies, but the outbreak has proved a boon to corporate finance group Ibis Capital.

The London-based company, run by City investment veterans Charles McIntyre and Benjamin Vedrenne-Cloquet, set up affiliate company EdTechX Holdings, an education tech business that announced a $535m merger with Shenzhen-based Meten Education just before Christmas. The new company, which will be called Meten EdTechX, will provide training to learn English and future skills for Chinese students.

The emergence of the coronavirus in China, where an estimated 80,000 people have been infected, postponed the opening of schools. That led to a sharp increase in Chinese students studying online.

A trading update for Meten Education on 25 February showed: “Gross billings for Meten’s online courses increased approximately 287% year-on-year for the period between 1 and 17 February 2020. The number of new paying users during this period grew by 119%.”

Vedrenne-Cloquet told Capital: “Obviously we’re not claiming any kind of victory but the coronavirus might be a turning point in converting millions of students in China to online learning.” While many events have been cancelled by the virus, EdTechX’s annual conferences in Asia and Europe are still going ahead.